Exhibit 99.2
Vectren South Electric - Rate Case Settlement

•	Overall Revenue Increase - $60.8 Million ($67.3 Million less $6.5 Million Municipal Contract credits through Reliability Cost Recovery Adjustment (RCRA) in the first year)

•	Authorized ROE - 10.40%
•	Overall Rate of Return - 7.32%
•	Capital Structure -
o	47% Equity in Ratemaking Capital Structure
o	55% Equity in Permanent Capital Structure
•	Rate Base - $1,043.7 Million

•	Additional recovery mechanisms approved:
o
MISO Cost Recovery Adjustment (MCRA) - Tracker includes timely recovery of ongoing costs associated with the Midwest Independent Transmission System Operators (MISO). Tracker also includes MISO approved transmission projects that will earn a return equal to FERC rates. Return on Vectren Transmission Projects that qualify for Regional Expansion Criteria and Benefit Process (RECB) treatment will be recovered under MISO Schedule 26.

o
RCRA - Track reliability costs, including Municipals sales credit, Wholesale Power Margins sharing, Environmental Emission Allowance Credits, Interruptible Sales Credits, and Purchased Power Non-Fuel Costs.

▪	Municipal sales credits - 100% of margins on existing contracts which expire during 2007 and 2008.
▪	Wholesale Power Margins - 50/50 symmetrical sharing with customers around $10.5 Million base level.

•	IURC Hearing on the Settlement May 3, 2007

•	Comparison of Settlement to Initial Filed Request:
o	Revenue Increase, net of Municipal credits, of $60.8 million, compared to $76.7 million as originally filed.
o	Authorized ROE of 10.4%, compared to 12.0% as originally filed.